                                                                     EXHIBIT 4.1

KENNY INFORMATION SYSTEMS,
A Division of J. J. Kenny Co., Inc.
55 Water Street
45th Floor
New York, New York 10021
Telephone: 212/438-2000
Fax: 212/438-4448
Frank A. Ciccotto, Jr.
Vice President


                                                               September 8, 2000


Merrill Lynch Pierce Fenner & Smith
Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051The Bank of New
York
Unit Investment Trust Department
P.O. Box 974
Wall Street Station
New York, N.Y. 10268-0974

Re: MUNICIPAL INVESTMENT TRUST FUND,

    INSURED SERIES--408

    DEFINED ASSET FUNDS

Gentlemen:


    We have examined the Registration Statement File No. 333-38118 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.


    In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

    You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          VICE PRESIDENT